Exhibit 99.1

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

Lennar Reports Third Quarter EPS of $0.16

•	Revenues of $825.0 million – up 14%

•	Net earnings of $30.0 million compared to a net loss of $171.6 million

•	EPS of $0.16 – compared to loss per share of $0.97

•	Lennar Homebuilding operating earnings of $38.1 million compared to a loss of $154.7 million

•	Gross margin on home sales of 21.1% – improved 1,330 basis points

•	S,G&A expenses as a % of revenues from home sales of 13.9% – improved 200 basis points

•	Operating margin on home sales of 7.2% – improved 1,530 basis points

•	Lennar Financial Services operating earnings of $6.8 million

•	Rialto Investments operating earnings totaled $7.7 million (net of $10.8 million of net earnings attributable to noncontrolling interests)

•	Deliveries of 2,950 homes – up 10%

•	New orders of 2,624 homes – down 15%

•	Cancellation rate of 18%

•	Backlog of 2,173 homes – down 12%

•	At August 31, 2010, Lennar Homebuilding cash and cash equivalents and restricted cash totaled $1.0 billion

•	Lennar Homebuilding debt to total capital, net of Lennar Homebuilding cash and cash equivalents, of 44.1%

Miami, September 20, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2010. Third quarter net earnings attributable to Lennar in 2010 were $30.0 million, or $0.16 per diluted share, compared to third quarter net loss attributable to Lennar of $171.6 million, or $0.97 per diluted share, in 2009.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “During our third quarter, as expected, our sales pace declined as a result of the expiration of the Federal homebuyer tax credit at the end of April. Although high unemployment and foreclosures have continued to present challenges for the national housing market, our communities have been less impacted than the broader market.”

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Mr. Miller continued, “In the context of today’s market conditions, we have remained focused on improving our core business and are very pleased to report net earnings of $30 million for our third quarter. Our intense focus on fundamentals led to a strong third quarter homebuilding operating margin of 7.2%. In addition, we continued to work with our supply chain to lower construction costs, improve cycle times, and leverage our overhead structure.”

“Our Rialto Investments segment continued to add healthy profits to our bottom line as evidenced by its contribution of $7.7 million of operating earnings. Our strategic investments in the FDIC loan portfolios and in the PPIP fund are performing extremely well and are producing strong earnings for our company. Our disciplined approach to underwriting and investing in distressed opportunities holds us in good stead for future earnings growth.”

Mr. Miller concluded, “Although challenges still remain in the housing market, we are optimistic that our core businesses are on the right track to achieving sustainable profitability as the housing market recovers.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2010 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2009

Lennar Homebuilding

Revenues from home sales increased 10% in the third quarter of 2010 to $697.4 million from $635.3 million in 2009. Revenues were higher primarily due to a 9% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 2,909 homes in the third quarter of 2010 from 2,660 homes last year. The average sales price of homes delivered increased to $240,000 in the third quarter of 2010 from $239,000 in the same period last year. Sales incentives offered to homebuyers were $30,600 per home delivered in the third quarter of 2010, or 11.3% as a percentage of home sales revenue, compared to $42,200 per home delivered in the same period last year, or 15.0% as a percentage of home sales revenue.

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Gross margins on home sales were $147.4 million, or 21.1%, in the third quarter of 2010, which included $11.3 million of valuation adjustments, compared to gross margins on home sales of $49.5 million, or 7.8%, in the third quarter of 2009, which included $49.4 million of valuation adjustments. Gross margin for the third quarter of 2010 includes third-party recoveries related to Chinese drywall, offset by valuation adjustments, which resulted in a net 80 basis points benefit to the gross margin percentage.

Selling, general and administrative expenses were reduced by $3.6 million, or 4%, in the third quarter of 2010, compared to the same period last year, primarily due to reductions in legal and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 13.9% in the third quarter of 2010, from 15.9% in 2009.

Gross profits on land sales totaled $4.3 million in the third quarter of 2010, compared to losses on land sales of $9.4 million in the third quarter of 2009, which included $8.7 million in write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $1.0 million in the third quarter of 2010, which included a net pre-tax gain of $7.7 million as a result of a transaction by one of the Company’s unconsolidated entities, offset by $9.2 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments. In the third quarter of 2009, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($42.3) million, which included $31.0 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled $0.3 million in the third quarter of 2010, compared to other income (expense), net, of ($29.3) million in the third quarter of 2009, which included $27.5 million of valuation adjustments to the Company’s investments in unconsolidated entities.

Homebuilding interest expense was $36.7 million in the third quarter of 2010 ($18.1 million was included in cost of homes sold, $0.9 million in cost of land sold and $17.7 million in other interest expense), compared to $40.7 million in the third quarter of 2009 ($17.8 million was included in cost of homes sold, $0.5 million in cost of land sold and $22.4 million in other interest expense). Despite an increase in debt, interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization and savings resulting from the termination of the Company’s senior unsecured revolving credit facility during the first quarter of 2010.

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Sales of land, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities, other expense, net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $6.8 million in the third quarter of 2010, compared to operating earnings of $11.2 million in the same period last year. The decrease in operating earnings was primarily due to lower profits per loan in the segment’s mortgage operations.

Rialto Investments

In the third quarter of 2010, operating earnings for the Rialto Investments segment were $18.5 million (which included $10.8 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $0.5 million in the same period last year. In the third quarter of 2010, revenues in this segment were $38.0 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the third quarter of 2010, expenses in this segment were $26.2 million, which consisted primarily of carrying costs related to that portfolio of real estate loans, underwriting expenses and general and administrative expenses. The segment also had equity in earnings from unconsolidated entities of $6.6 million during the third quarter of 2010, consisting primarily of unrealized gains and interest income related to the Company’s investment in the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s PPIP.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $3.6 million, or 13%, in the third quarter of 2010, compared to the third quarter of 2009 primarily due to the Company’s cost reduction initiatives implemented during the downturn. Corporate general and administrative expenses as a percentage of total revenues decreased to 2.9% in the third quarter of 2010, from 3.8% in the third quarter of 2009.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $8.8 million and ($2.8) million, respectively, in the third quarter of 2010 and 2009.

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NINE MONTHS ENDED AUGUST 31, 2010 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2009

Lennar Homebuilding

Revenues from home sales decreased 2% in the nine months ended August 31, 2010 to $1,905.5 million from $1,946.6 million in 2009. Revenues were lower primarily due to a 2% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 7,799 homes in the nine months ended August 31, 2010 from 7,934 homes last year. The average sales price of homes delivered for both the nine months ended August 31, 2010 and 2009 was $245,000. Sales incentives offered to homebuyers as a percentage of home sales revenue were $32,500 per home delivered in the nine months ended August 31, 2010, or 11.7% as a percentage of home sales revenue, compared to $48,600 per home delivered in the same period last year, or 16.5% as a percentage of home sales revenue.

Gross margins on home sales were $389.2 million, or 20.4%, in the nine months ended August 31, 2010, which included $22.4 million of valuation adjustments, compared to gross margins on home sales of $159.8 million, or 8.2%, in the nine months ended August 31, 2009, which included $124.7 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $39.6 million, or 13%, in the nine months ended August 31, 2010, compared to the same period last year, primarily due to reductions in legal and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.4% in the nine months ended August 31, 2010, from 16.2% in 2009.

Gross profits on land sales totaled $7.6 million in the nine months ended August 31, 2010, compared to losses on land sales of $17.6 million in the nine months ended August 31, 2009, which included $6.5 million of valuation adjustments and $20.8 million in write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($9.3) million in the nine months ended August 31, 2010, which included $10.5 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments, partially offset by a net pre-tax gain of $7.7 million as a result of a transaction by one of the Company’s unconsolidated entities. In the nine months ended August 31, 2009, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($105.1) million, which included $81.0 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled $14.3 million in the nine months ended August 31, 2010, which included a $19.4 million pre-tax gain on the extinguishment of other debt and other income, partially offset by a $10.8 million pre-tax loss related to the repurchase of senior notes through a tender offer. Other income (expense), net, totaled ($73.1) million in the nine months ended August 31, 2009, which included $71.7 million of valuation adjustments to the Company’s investments in unconsolidated entities.

Homebuilding interest expense was $107.0 million in the nine months ended August 31, 2010 ($51.8 million was included in cost of homes sold, $1.4 million in cost of land sold and $53.8 million in other interest expense), compared to $99.5 million in the nine months ended August 31, 2009 ($45.5 million was included in cost of homes sold, $5.0 million in cost of land sold and $49.0 million in other interest expense). Interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009, partially offset by savings resulting from the termination of the Company’s senior unsecured revolving credit facility during the first quarter of 2010.

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Sales of land, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities, other income (expense), net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $19.6 million in the nine months ended August 31, 2010, compared to operating earnings of $28.2 million in the same period last year. The decrease in operating earnings was primarily due to decreased volume in the segment’s mortgage and title operations, partially offset by $5.1 million of proceeds received from the previous sale of a cable system.

Rialto Investments

In the nine months ended August 31, 2010, operating earnings for the Rialto Investments segment were $32.2 million (which included $20.4 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $1.5 million in the same period last year. In the nine months ended August 31, 2010, revenues in this segment were $72.9 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the nine months ended August 31, 2010, expenses in this segment were $47.1 million, which consisted primarily of carrying costs related to that portfolio of real estate loans, underwriting expenses and general and administrative expenses. The segment also had equity in earnings from unconsolidated entities of $6.4 million during the nine months ended August 31, 2010, consisting primarily of unrealized gains and interest income related to the Company’s investment in the AB PPIP fund.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $15.9 million, or 19%, in the nine months ended August 31, 2010, compared to the same period last year primarily due to the Company’s cost reduction initiatives implemented during the downturn. As a percentage of total revenues, corporate general and administrative expenses decreased to 3.1% in the nine months ended August 31, 2010, from 3.8% in the same period last year.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $14.7 million and ($11.0) million, respectively, in the nine months ended August 31, 2010 and 2009.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2009. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Monday, September 20, 2010. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3815 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2010	2009	2010	2009
Revenues:
Lennar Homebuilding	$718,149	643,613	1,944,253	1,977,876
Lennar Financial Services	68,826	77,117	196,727	227,770
Rialto Investments	38,000	—	72,918	—

Total revenues	$824,975	720,730	2,213,898	2,205,646

Lennar Homebuilding operating earnings (loss)	$38,129	(154,747)	73,052	(399,481)
Lennar Financial Services operating earnings	6,813	11,156	19,565	28,187
Rialto Investments operating earnings (loss)	18,487	(496)	32,195	(1,517)
Corporate general and administrative expenses	(23,994)	(27,557)	(68,868)	(84,806)

Earnings (loss) before income taxes	39,435	(171,644)	55,944	(457,617)
Benefit (provision) for income taxes	(605)	(2,740)	21,997	(6,135)

Net earnings (loss) (including net earnings (loss) attributable to noncontrolling interests)	38,830	(174,384)	77,941	(463,752)
Less: Net earnings (loss) attributable to noncontrolling interests	8,795	(2,779)	14,710	(11,033)

Net earnings (loss) attributable to Lennar	$30,035	(171,605)	63,231	(452,719)

Average shares outstanding:
Basic	183,065	176,770	182,913	166,658

Diluted	193,096	176,770	187,397	166,658

Earnings (loss) per share:
Basic	$0.16	(0.97)	0.34	(2.72)

Diluted	$0.16	(0.97)	0.34	(2.72)

Supplemental information:
Interest incurred (1)	$45,457	45,450	136,075	122,991

EBIT (2):
Net earnings (loss) attributable to Lennar	$30,035	(171,605)	63,231	(452,719)
(Benefit) provision for income taxes	605	2,740	(21,997)	6,135
Interest expense	36,734	40,680	107,039	99,519

EBIT	$67,374	(128,185)	148,273	(347,065)

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
Lennar Homebuilding revenues:
Sales of homes	$697,413	635,266	1,905,519	1,946,624
Sales of land	20,736	8,347	38,734	31,252

Total revenues	718,149	643,613	1,944,253	1,977,876

Lennar Homebuilding costs and expenses:
Cost of homes sold	549,994	585,770	1,516,313	1,786,854
Cost of land sold	16,452	17,792	31,090	48,839
Selling, general and administrative	97,216	100,798	274,913	314,501

Total costs and expenses	663,662	704,360	1,822,316	2,150,194

Lennar Homebuilding operating margins	54,487	(60,747)	121,937	(172,318)
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	986	(42,303)	(9,310)	(105,110)
Other income (expense), net	324	(29,269)	14,274	(73,103)
Other interest expense	(17,668)	(22,428)	(53,849)	(48,950)

Lennar Homebuilding operating earnings (loss)	$38,129	(154,747)	73,052	(399,481)

Lennar Financial Services revenues	$68,826	77,117	196,727	227,770
Lennar Financial Services costs and expenses	62,013	65,961	177,162	199,583

Lennar Financial Services operating earnings	$6,813	11,156	19,565	28,187

Rialto Investments revenues	$38,000	—	72,918	—
Rialto Investments costs and expenses	26,156	496	47,073	1,517
Rialto Investments equity in earnings from unconsolidated entities	6,643	—	6,350	—

Rialto Investments operating earnings (loss)	$18,487	(496)	32,195	(1,517)

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
Deliveries - Homes:
East	1,193	885	2,793	2,654
Central	439	462	1,260	1,243
West	573	551	1,589	1,758
Houston	406	494	1,217	1,479
Other	339	299	1,007	848

Total	2,950	2,691	7,866	7,982

Of the total home deliveries listed above, 41 and 67, respectively, represent home deliveries from unconsolidated entities for the three and nine months ended August 31, 2010, compared with 31 and 48 home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$253,628	190,321	611,422	583,630
Central	95,837	94,297	261,697	247,823
West	187,019	195,507	548,240	627,724
Houston	89,905	100,442	264,675	295,596
Other	93,086	79,232	262,625	232,155

Total	$719,475	659,799	1,948,659	1,986,928

Of the total dollar value of home deliveries listed above, $22.1 million and $43.1 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and nine months ended August 31, 2010, compared with $24.5 million and $40.3 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,036	1,046	3,259	2,869
Central	441	492	1,344	1,421
West	476	651	1,528	2,032
Houston	372	557	1,244	1,601
Other	299	358	1,033	935

Total	2,624	3,104	8,408	8,858

Of the total new orders listed above, 20 and 66, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2010, compared to 17 and 48 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$232,563	233,718	720,024	631,866
Central	93,612	98,788	280,430	284,725
West	149,708	223,807	505,936	699,885
Houston	81,288	116,734	271,233	323,116
Other	77,254	87,936	263,470	237,145

Total	$634,425	760,983	2,041,093	2,176,737

Of the total dollar value of new orders listed above, $11.1 million and $41.7 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and nine months ended August 31, 2010, compared to $13.8 million and $34.0 million dollar value of new orders from unconsolidated entities in the same periods last year.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	August 31,
	2010	2009
Backlog - Homes:
East	1,148	1,004
Central	251	301
West	275	521
Houston	276	391
Other	223	258

Total	2,173	2,475

Of the total homes in backlog listed above, 8 homes represents the backlog from unconsolidated entities at August 31, 2010, compared to 7 homes in backlog from unconsolidated entities at August 31, 2009.

Backlog - Dollar Value:
East	$285,074	252,100
Central	54,509	61,277
West	102,159	180,955
Houston	67,252	85,188
Other	60,303	67,367

Total	$569,297	646,887

Of the total dollar value of homes in backlog listed above, $5.8 million represents the backlog dollar value from unconsolidated entities at both August 31, 2010 and 2009.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31, 2010	November 30, 2009	August 31, 2009
Lennar Homebuilding debt	$2,843,229	2,761,352	2,665,796
Total stockholders’ equity	2,501,763	2,443,479	2,405,960

Total capital	$5,344,992	5,204,831	5,071,756

Lennar Homebuilding debt to total capital	53.2%	53.1%	52.6%

Lennar Homebuilding debt	$2,843,229	2,761,352	2,665,796
Less: Lennar Homebuilding cash and cash equivalents	865,657	1,330,603	1,336,739

Net Lennar Homebuilding debt	$1,977,572	1,430,749	1,329,057

Net Lennar Homebuilding debt to total capital (1)	44.1%	36.9%	35.6%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).